MIC

125 West 55th Street New York, NY10019 United States	Telephone Facsimile Internet:	+1 212 231 1825 +1 212 231 1828 www.macquarie.com/mic

FOR IMMEDIATE RELEASE

MIC REPORTS THIRD QUARTER 2020 FINANCIAL AND OPERATIONAL RESULTS,
ANNOUNCES AGREEMENT TO SELL IMTT

•On November 8, MIC entered into an agreement to sell IMTT for approximately $2.685 billion; all net proceeds after taxes and expenses expected to be distributed to shareholders and used to reduce holding company debt
•Sustained recovery in general aviation flight activity and effective cost management drive sequential growth in quarterly cash from operations and free cash flow at Atlantic Aviation
•Easing of quarantine requirements in Hawaii post quarter-end expected to generate increased gas sales in the fourth quarter
•Majority of holding company level revolving credit facility outstanding balance repaid
•Guidance for full year 2020 re-initiated

New York, November 9, 2020 — Macquarie Infrastructure Corporation (NYSE: MIC) today announced its operational and financial results for the third quarter 2020 and its entry into an agreement to sell its International-Matex Tank Terminals (IMTT) business to an affiliate of Riverstone Holdings LLC.
On November 8, 2020, MIC entered into an agreement to sell its bulk liquid storage and handling business, IMTT, to an entity affiliated with Riverstone Holdings LLC for approximately $2.685 billion in cash and assumed debt. The transaction is expected to close in late 2020 or early 2021, subject to receipt of approvals and satisfaction of the conditions precedent set forth in the sales agreement.
MIC intends to use all net proceeds, after payment of capital gains taxes and additional transaction related expenses and fees, to pay a special dividend of approximately $10.75 per share and to repay or offset holding company level debt of approximately $400 million. Both the record date for the dividend and final amount remain subject to approval by the MIC board of directors, which is expected following the closing of the sale based on business and economic conditions at the time. Pro-forma for the completion of the sale and the payment of the special dividend, the Company expects its leverage ratio to be approximately 4.3x net debt to EBITDA.
On closing of the sale, MIC anticipates paying capital gains taxes of approximately $158 million, additional transaction expenses of approximately $25 million and a payment to the Company’s external Manager of approximately $28 million pursuant to the Disposition Agreement entered into between the Company and the Manager on October 30, 2019.
“We are pleased with the result of our efforts to sell IMTT against the challenging backdrop created by the COVID-19 pandemic,” said Christopher Frost, MIC’s chief executive officer. “We have achieved a favorable outcome for MIC shareholders consistent with our strategy of unlocking value via sales of our operating businesses.”
“We remain committed to our pursuit of strategic alternatives for our ongoing businesses and to maintaining our balance sheet strength and financial flexibility throughout the process,” Frost added.
Lazard and Evercore acted as financial advisors to MIC, and White & Case provided legal support.
IMTT has been classified as a discontinued operation for financial reporting purposes as of September 30, 2020. All prior periods referenced in this press release and in the Company’s filing with the SEC on Form 10-Q have been restated to reflect this classification. MIC’s continuing operations comprise Atlantic Aviation, MIC Hawaii, and the Company’s Corporate and Other segment.
MIC’s results for the third quarter reflect strong sequential growth in cash generation by Atlantic Aviation based on stable domestic general aviation flight activity at levels consistent with the end of the second quarter together with effective expense management. The Company also reported performance by its MIC Hawaii businesses consistent with the second quarter of 2020 reflective of COVID-related restrictions on tourism in the state.

Commenting on the Company’s results for the quarter, Frost said: “The continued stable performance of Atlantic Aviation and MIC Hawaii underpinned our decision to repay most of the funds previously drawn on our revolving credit facility. We are confident in the outlook for our ongoing operations and their ability to remain profitable as the economy recovers from the effects of the pandemic.”
Third Quarter 2020 Financial Results of Continuing Operations
MIC generated a net loss from continuing operations of $(158) million for the quarter, compared with net income of $2 million in the third quarter of 2019. The net loss reflects reduced revenue from each of Atlantic Aviation and MIC Hawaii driven by the COVID-related decline in business activity versus the prior comparable period. In addition, given the probability that IMTT will be sold in a taxable transaction, the Company recorded a deferred tax liability on the difference between the book and tax basis in its investment in IMTT. The net loss was partially offset by reduced operating expenses and lower interest expense.
The Company reported Adjusted EBITDA excluding non-cash items of $60 million in the third quarter, down from $69 million in the prior comparable period. The decrease reflects primarily the reduced contributions from each of Atlantic Aviation and MIC Hawaii.
MIC generated cash from operating activities of $44 million in the third quarter, down from $101 million in the prior comparable period. The decrease primarily reflects the absence of a federal income tax liability in the prior comparable quarter related to the gain on sale of the Company’s renewable power generation businesses that was paid in December of 2019. The decrease also reflects the reduced EBITDA excluding non-cash items generated by each of Atlantic Aviation and MIC Hawaii, partially offset by favorable movements in accounts receivable.
The Company reported Adjusted Free Cash Flow of $38 million for the third quarter, down from $50 million in the prior comparable period. The decrease reflects the reduced Adjusted EBITDA excluding non-cash items and a current income tax liability versus an income tax benefit in the prior comparable period. These were partially offset by lower interest expense and lower maintenance capital expenditures.
Third Quarter 2020 Financial Results of Discontinued Operations
MIC’s discontinued operations comprise IMTT and its subsidiaries in the current period. In the prior periods reported, discontinued operations include IMTT, MIC’s portfolio of wind and solar power generation businesses, and a solar power development company.
MIC generated a net loss from discontinued operations of $(735) million for the quarter versus net income of $59 million in the prior comparable period. The net loss reflects primarily an impairment of the IMTT disposal group of $750 million including a $725 million write-down of the value of the goodwill of IMTT and the absence of the gain on sale of the wind and solar power generation businesses and the solar power development company which were concluded in the third quarter of 2019.
Third Quarter 2020 Segment Results
Continuing Operations
“Domestic general aviation flight activity in the third quarter was stable and modestly improved relative to the end of the second quarter, although down approximately 14% industry wide and down 19% at the airports on which Atlantic Aviation operates, versus the prior comparable period. The stability in flight activity throughout the quarter and continued effective cost control resulted in substantially better cash generation by Atlantic Aviation versus the second quarter,” said Frost.
•Atlantic Aviation recorded net income of $13 million and $14 million and cash from operations of $47 million and $49 million for the quarters ended September 30, 2020 and 2019, respectively.

•Atlantic Aviation generated EBITDA excluding non-cash items of $54 million in the third quarter of 2020, down from $64 million in the prior comparable period but up from the $17 million generated in the second quarter of 2020. The sequential improvement reflected the higher average level of flight activity, stable tenant rental income, and effective cost control as well as the absence of a $7 million provision for remediation of certain environmental matters booked in the second quarter.

•The disproportionate decline in flight activity at airports on which Atlantic Aviation operates relative to the results for the broader industry reflects Atlantic’s presence in regions of the country with a higher proportion of business and international travel. Flight activity in these regions has not recovered at the same rate as primarily leisure-oriented regions.

•Free Cash Flow generated by Atlantic Aviation totaled $39 million for the quarter, down from $42 million in the prior comparable period primarily as result of the decline in EBITDA excluding non-cash items, partially offset by lower cash interest expense, taxes and maintenance capital expenditures.
“The performance of MIC Hawaii during the third quarter was consistent with the second quarter with the amount of gas sold declining by approximately 37% versus the third quarter in 2019,” said Frost. “The number of visitors to Hawaii dropped by 94% in the third quarter versus the same period in 2019, although the easing of quarantine requirements on October 15, 2020 is expected to result in an increase in the number of visitors and to contribute to modest growth in gas sales by our Hawaii Gas business in the fourth quarter.”
•MIC Hawaii recorded net income of $1 million in the quarter ended September 30 in both 2020 and 2019, and cash from operations of $5 million and $11 million for the quarters ended September 30, 2020 and 2019, respectively.

•MIC Hawaii generated EBITDA of $7 million for the quarter, down from $12 million in the third quarter of 2019 reflecting the reduction in amount of gas sold and realized losses on commodity hedge contracts.

•Free Cash Flow produced by MIC Hawaii declined 50% to $4 million in the third quarter from $8 million in the prior comparable period but increased from $3 million in the second quarter. The decline versus the prior comparable period reflects the reduction in EBITDA excluding non-cash items partially offset by lower taxes.
MIC’s Corporate and Other segment includes primarily costs of managing the public company including fees payable to the Company’s external manager, interest expense on holding company level debt facilities, and expenses related to the Company’s pursuit of strategic alternatives.
•Corporate and Other recorded a net loss of $(172) million and $(13) million for the quarters ended September 30, 2020 and 2019, respectively, and cash used in operations of $(8) million in the quarter ended September 30, 2020 and from operations of $41 million in the quarter ended September 30, 2019.

•Third quarter EBITDA improved to $(4) million from $(5) million in the prior comparable period as income from a previously owned renewable power development business partially offset cost increases related to MIC’s pursuit of strategic alternatives.

•Holding company level cash interest expense increased versus the prior comparable period due to the Company having $599 million drawn on its revolving credit facility for a portion of the period and lower interest income. MIC repaid $449 million of the drawn balance during the quarter. The increase in interest expense was partially offset by the repayment of a $350 million tranche of holding company convertible notes in July of 2019.
Discontinued Operations
“IMTT performed well in the third quarter as petroleum product prices remained constructive for storage,” noted Frost. “The outlook for storage demand across petroleum, chemical and agricultural products remains favorable and overall utilization continues to be above historically normal levels causing some customers to seek renewal of contracts ahead of their scheduled maturity to ensure ongoing access to capacity.”
•Utilization averaged 95.8% and 91.9% for the quarter and nine months ended September 30, 2020, respectively, compared with 85.2% and 83.6% for the quarter and nine months ended September 30, 2019, respectively. The increase in average utilization primarily reflects the effect of a contango in prices for refined petroleum products.

•Firm commitments had a revenue weighted average remaining contract life of 1.7 years at quarter end.
Balance Sheet Strength and Financial Flexibility
MIC’s aggregate leverage ratio was 4.8x net debt/Adjusted EBITDA excluding non-cash items (trailing twelve-month basis) on September 30, 2020. Leverage across MIC’s ongoing operations was 5.7x on September 30, 2020 and is expected to increase ahead of the expected closing of the sale of IMTT as the Company uses a portion of its current cash balance to fund growth projects to which it has previously committed. MIC had cash on hand of $429 million on September 30, 2020 including $150 million drawn on its revolving credit facility.

Guidance
MIC re-initiated financial guidance for 2020. For the full year, the Company expects to generate Adjusted EBITDA excluding non-cash items from continuing operations of between $200 million and $215 million. The buildup of the EBITDA guidance for 2020 on segment basis is as follows:

Segment	EBIDTA Range ($mm)
Atlantic Aviation	185 - 195
MIC Hawaii	35 - 40
Corporate and Other	(20)
Total	200 - 215
Through September 30, 2020, the Company had deployed $154 million of an anticipated $200 million to $225 million of investments in growth projects for the full year. Approximately $118 million of the capital deployed was invested in projects related to the discontinued operations of IMTT. Of the investment being made in 2020, between $50 million and $55 million is expected to be deployed into projects involving Atlantic Aviation and MIC Hawaii.
Strategic Alternatives
On October 31, 2019, MIC announced its intention to pursue strategic alternatives and unlock value for shareholders potentially through the sale of the Company or one or more of its operating businesses. Following the announcement of the agreement to sell IMTT, MIC expects to continue to pursue sales of the Company or its remaining operating businesses. Although MIC has not established a timeline for completion of any sale, the Company indicated that it would proceed at a point at which value could be expected to be maximized relative to any economic recovery.

Summary Financial Information

	Quarter Ended September 30,		Change Favorable/ (Unfavorable)		Nine Months Ended September 30,		Change Favorable/ (Unfavorable)
	2020	2019	$	%	2020	2019	$	%
	($ In Millions, Except Share and Per Share Data) (Unaudited)
GAAP Metrics
Continuing Operations
Net (loss) income	$(158)	$2	(160)	NM	$(190)	$20	(210)	NM
Net (loss) income per share attributable to MIC	(1.82)	0.03	(1.85)	NM	(2.19)	0.24	(2.43)	NM
Cash provided by operating activities	44	101	(57)	(56)	114	220	(106)	(48)
Discontinued Operations
Net (loss) income	$(735)	$59	(794)	NM	$(700)	$119	(819)	NM
Net (loss) income per share attributable to MIC	(8.44)	0.68	(9.12)	NM	(8.05)	1.42	(9.47)	NM
Cash provided by operating activities	66	9	57	NM	168	139	29	21
Weighted average number of shares outstanding: basic	87,030,751	86,276,237	754,514	1	86,864,951	86,075,394	789,557	1
MIC Non-GAAP Metrics
EBITDA excluding non-cash items - continuing operations	$57	$71	(14)	(20)	$138	$237	(99)	(42)
Investment and acquisition/disposition costs	3	(2)	5	NM	16	1	15	NM
Adjusted EBITDA excluding non - cash items–continuing operations	$60	$69	(9)	(13)	$154	$238	(84)	(35)
Cash interest	$(16)	$(18)	2	11	$(55)	$(57)	2	4
Cash taxes	(3)	3	(6)	NM	(2)	6	(8)	(133)
Maintenance capital expenditures	(3)	(4)	1	25	(12)	(13)	1	8
Adjusted Free Cash Flow - continuing operations	$38	$50	(12)	(24)	$85	$174	(89)	(51)
EBITDA excluding non-cash items - discontinued operations	$67	$61	6	10	$212	$251	(39)	(16)
Cash interest	(10)	(10)	—	—	(30)	(38)	8	21
Cash taxes	1	(59)	60	102	(2)	(71)	69	97
Maintenance capital expenditures	(12)	(14)	2	14	(31)	(28)	(3)	(11)
Free Cash Flow - discontinued operations	$46	$(22)	68	NM	$149	$114	35	31
Adjusted Free Cash Flow - consolidated	$84	$28	56	NM	$234	$288	(54)	(19)
___________
NM — Not meaningful
Conference Call and Webcast
When: MIC has scheduled a conference call for 8:00 a.m. Eastern Time on Monday, November 9, 2020 during which management will review and comment on the Company’s third quarter and year to date 2020 results.
How: To listen to the conference call dial +1(650) 521-5252 or +1(877) 852-2928 at least ten minutes prior to the scheduled start time. A webcast of the call will be accessible via the Company’s website at www.macquarie.com/mic. Allow extra time prior to the call to visit the site and download the software needed to listen to the webcast.
Slides: MIC will prepare materials in support of its conference call. The materials will be available for downloading from the Company’s website prior to the call.
Replay: For interested individuals unable to participate in the live conference call, a replay will be available after 2:00 p.m. on November 9, 2020 through midnight on November 16, 2020, at +1(404) 537-3406 or +1(855) 859-2056, Passcode: 9356736. An online archive of the webcast will be available on the Company’s website for one year following the call.
About MIC
MIC owns and operates a diversified group of businesses providing basic services to customers in the United States. Its businesses consist of a bulk liquid terminals business, International-Matex Tank Terminals; an airport services business, Atlantic Aviation; and entities comprising an energy services, production and distribution segment, MIC Hawaii. For additional information, please visit the MIC website at www.macquarie.com/mic.

Use of Non-GAAP Measures
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) excluding non-cash items and Free Cash Flow
In addition to MIC’s results under U.S. GAAP, the Company uses the non-GAAP measures EBITDA excluding non-cash items and Free Cash Flow to assess the performance and prospects of its businesses.
MIC measures EBITDA excluding non-cash items as a reflection of its businesses’ ability to effectively manage the volume of products sold or services provided, the operating margin earned on those transactions and the management of operating expenses independent of the capitalization and tax attributes of those businesses. The Company believes investors use EBITDA excluding non-cash items primarily as a measure to assess the operating performance of its businesses and to make comparisons with the operating performance of other businesses whose depreciation and amortization expense may vary widely from MIC’s, particularly where acquisitions and other non-operating factors are involved. MIC defines EBITDA excluding non-cash items as net income (loss) or earnings —the most comparable GAAP measure— before interest, taxes, depreciation and amortization and non-cash items including impairments, unrealized derivative gains and losses, adjustments for other non-cash items and pension expense reflected in the statements of operations. Other non-cash expenses, net, excludes the adjustment to bad debt expense related to the specific reserve component, net of recoveries. EBITDA excluding non-cash items also excludes base management fees and performance fees, if any, whether paid in cash or stock.
The Company’s businesses can be characterized as owners of high-value, long-lived assets capable of generating substantial Free Cash Flow. MIC defines Free Cash Flow as cash from operating activities —the most comparable GAAP measure — which includes cash paid for interest, taxes and pension contributions, less maintenance capital expenditures, which includes principal repayments on capital lease obligations used to fund maintenance capital expenditures and excludes changes in working capital.
Management uses Free Cash Flow as a measure of its ability to fund acquisitions, invest in growth projects, reduce, or repay indebtedness and/or return capital to shareholders. GAAP metrics such as net income (loss) do not provide MIC management with the same level of visibility to into the performance and prospects of the business as a result of: (i) the capital intensive nature of MIC’s businesses and the generation of non-cash depreciation and amortization; (ii) shares issued to the Company’s external manager under the Management Services Agreement, (iii) the Company’s ability to defer all or a portion of current federal income taxes; (iv) non-cash mark-to-market adjustment of the value of derivative instruments; (v) gains (losses) related to the write-off or disposal of assets or liabilities, (vi) non-cash compensation expense incurred in relation to the incentive plans for senior management of our operating business; and (vii) pension expense. Pension expenses primarily consist of interest expense, expected return on plan assets and amortization of actuarial and performance gains and losses. Any cash contributions to pension plans are reflected as a reduction in Free Cash Flow and are not included in pension expense. Management believes that external consumers of its financial statements, including investors and research analysts, use Free Cash Flow both to assess the Company’s performance and as an indicator of its success in generating an attractive risk-adjusted return.
In its Quarterly Report on Form 10-Q, the Company has disclosed Free Cash Flow on a consolidated basis and for each of its operating segments and MIC Corporate and Other. Management believes that both EBITDA excluding non-cash items and Free Cash Flow support a more complete and accurate understanding of the financial and operating performance of its businesses than would otherwise be achieved using GAAP results alone.
Free Cash Flow does not take into consideration required payments on indebtedness and other fixed obligations or other cash items that are excluded from MIC’s definition of Free Cash Flow. Management notes that Free Cash Flow may be calculated differently by other companies thereby limiting its usefulness as a comparative measure. Free Cash Flow should be used as a supplemental measure to help understand MIC’s financial performance and not in lieu of its financial results reported under GAAP.
See the tables below for a reconciliation of Net Income (loss) to EBITDA excluding non-cash items from continuing operations and a reconciliation of cash provided by operating activities from continuing operations to Free Cash Flow from continuing operations.
With respect to the Company’s guidance for EBITDA and Free Cash Flow in 2020, a reconciliation of EBITDA to net income (loss), the most comparable GAAP measure and a reconciliation of Free Cash Flow to cash from operating activities, the most comparable GAAP measure, are not available without unreasonable effort due to the Company’s limited visibility into and an inability to make accurate projections and estimates of items including management fees, hedging agreements, depreciation and any (benefit) provision for income taxes. These items may vary greatly from year to year and could significantly impact MIC’s results as reported in accordance with GAAP.

Classification of Maintenance Capital Expenditures and Growth Capital Expenditures
MIC categorizes capital expenditures as either maintenance capital expenditures or growth capital expenditures. As neither maintenance capital expenditure nor growth capital expenditure is a GAAP term, the Company has adopted a framework to categorize specific capital expenditures. In broad terms, maintenance capital expenditures primarily maintain MIC’s businesses at current levels of operations, capability, profitability, or cash flow, while growth capital expenditures primarily provide new or enhanced levels of operations, capability, profitability, or cash flow. Management considers various factors in determining whether a specific capital expenditure will be classified as maintenance or growth.
MIC does not bifurcate specific capital expenditures into growth and maintenance components. Each discrete capital expenditure is considered within the above framework and the entire capital expenditure is classified as either maintenance or growth.
Forward-Looking Statements
This press release contains forward-looking statements. MIC may, in some cases, use words such as "project”, "believe”, "anticipate”, "plan”, "expect”, "estimate”, "intend”, "should”, "would”, "could”, "potentially”, or "may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, statements regarding potential transactions related to the pursuit of strategic alternatives and the anticipated uses of any proceeds therefrom, statements regarding the anticipated specific and overall impacts of the COVID-19 pandemic, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Forward-looking statements in this release are subject to a number of risks and uncertainties, some of which are beyond MIC’s control including, among other things: changes in general economic or business conditions; the short and long term impact of the COVID-19 pandemic; its ability to service, comply with the terms of and refinance debt, successfully integrate and manage acquired businesses, retain or replace qualified employees, complete growth projects, deploy growth capital and manage growth, make and finance future acquisitions, and implement its strategy; the regulatory environment; demographic trends, the political environment, the economy, tourism, construction and transportation costs, air travel, environmental costs and risks; fuel and gas and other commodity costs; its ability to recover increases in costs from customers, cybersecurity risks, work interruptions or other labor stoppages; risks associated with acquisitions or dispositions, litigation risks; risks related to its shared services initiative and its ability to achieve cost savings; reliance on sole or limited source suppliers, risks or conflicts of interests involving its relationship with the Macquarie Group and changes in U.S. federal tax law.
MIC’s actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which MIC is not currently aware could also cause its actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. MIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
MIC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of MIC do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of MIC.

For further information, please contact:

Investors: Jay Davis Investor Relations MIC 212-231-1825	Media: Lee Lubarsky Corporate Communications MIC 212-231-2638

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS
($ in Millions, Except Share Data)

	September 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$429	$260
Restricted cash	14	1
Accounts receivable, net of allowance for doubtful accounts	40	66
Inventories	17	22
Prepaid expenses	9	9
Income tax receivable	12	11
Other current assets	9	10
Current assets held for sale(1)	3,400	4,172
Total current assets	3,930	4,551
Property, equipment, land and leasehold improvements, net	859	879
Operating lease assets, net	319	317
Goodwill	616	615
Intangible assets, net	462	488
Other noncurrent assets	7	11
Total assets	$6,193	$6,861
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Due to Manager-related party	$2	$3
Accounts payable	22	38
Accrued expenses	45	43
Current portion of long-term debt	11	12
Operating lease liabilities - current	18	18
Other current liabilities	24	23
Current liabilities held for sale(1)	1,856	1,872
Total current liabilities	1,978	2,009
Long-term debt, net of current portion	1,705	1,554
Deferred income taxes	279	120
Operating lease liabilities - noncurrent	307	303
Other noncurrent liabilities	68	64
Total liabilities	4,337	4,050
Commitments and contingencies	—	—
Stockholders’ equity(2):
Additional paid in capital	1,133	1,198
Accumulated other comprehensive loss	(37)	(37)
Retained earnings	751	1,641
Total stockholders’ equity	1,847	2,802
Noncontrolling interests	9	9
Total equity	1,856	2,811
Total liabilities and equity	$6,193	$6,861
___________
(1)See Note 4, “Discontinued Operations and Dispositions”, in our Notes to Consolidated Condensed Financial Statements in Part I of Form 10-Q for the quarter ended September 30, 2020, for discussions on businesses classified as held for sale.
(2)The Company is authorized to issue the following classes of stock: (i) 500,000,000 shares of common stock, par value $0.001 per share. On September 30, 2020 and December 31, 2019, the Company had 87,134,627 shares and 86,600,302 shares of common stock issued and outstanding, respectively; (ii) 100,000,000 shares of preferred stock, par value $0.001 per share authorized. On September 30, 2020 and December 31, 2019, no preferred stocks were issued or outstanding; and (iii) 100 shares of special stock, par value $0.001 per share, issued and outstanding to its Manager as on September 30, 2020 and December 31, 2019.

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
($ in Millions, Except Share and Per Share Data)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue
Service revenue	$163	$229	$491	$722
Product revenue	39	58	136	183
Total revenue	202	287	627	905
Costs and expenses
Cost of services	54	104	178	335
Cost of product sales	25	43	85	128
Selling, general and administrative	69	72	229	219
Fees to Manager-related party	5	8	16	23
Depreciation	20	20	59	58
Amortization of intangibles	8	11	29	33
Total operating expenses	181	258	596	796
Operating income	21	29	31	109
Other income (expense)
Interest income	—	1	—	5
Interest expense(1)	(19)	(25)	(69)	(85)
Other (expense) income, net	(1)	—	(1)	2
Net income (loss) from continuing operations before income taxes	1	5	(39)	31
Provision for income taxes	(159)	(3)	(151)	(11)
Net (loss) income from continuing operations	(158)	2	(190)	20
Discontinued Operations(2)
Net (loss) income from discontinued operations before income taxes	(731)	95	(684)	173
Provision for income taxes	(4)	(36)	(16)	(54)
Net (loss) income from discontinued operations	(735)	59	(700)	119
Net (loss) income	(893)	61	(890)	139
Net (loss) income from continuing operations	(158)	2	(190)	20
Net (loss) income from continuing operations attributable to MIC	(158)	2	(190)	20
Net (loss) income from discontinued operations	(735)	59	(700)	119
Less: net loss attributable to noncontrolling interests	—	—	—	(3)
Net (loss) income from discontinued operations attributable to MIC	(735)	59	(700)	122
Net (loss) income attributable to MIC	$(893)	$61	$(890)	$142
Basic (loss) income per share from continuing operations attributable to MIC	$(1.82)	$0.03	$(2.19)	$0.24
Basic (loss) income per share from discontinued operations attributable to MIC	(8.44)	0.68	(8.05)	1.42
Basic (loss) income per share attributable to MIC	$(10.26)	$0.71	$(10.24)	$1.66
Weighted average number of shares outstanding: basic	87,030,751	86,276,237	86,864,951	86,075,394
Diluted (loss) income per share from continuing operations attributable to MIC	$(1.82)	$0.03	$(2.19)	$0.24
Diluted (loss) income per share from discontinued operations attributable to MIC	(8.44)	0.68	(8.05)	1.42
Diluted (loss) income per share attributable to MIC	$(10.26)	$0.71	$(10.24)	$1.66
Weighted average number of shares outstanding: diluted	87,030,751	86,303,694	86,864,951	86,101,022
Cash dividends declared per share	$—	$1.00	$—	$3.00
___________
(1)Interest expense includes non-cash losses on derivative instruments of an insignificant amount for the quarter ended September 30, 2020 and $4 million for the nine months ended September 30, 2020, compared with non-cash losses of $1 million and $8 million for the quarter and nine months ended September 30, 2019, respectively.
(2)See Note 4, “Discontinued Operations and Dispositions”, in our Notes to Consolidated Condensed Financial Statements in Part I of Form 10-Q for the quarter ended September 30, 2020, for discussions on businesses classified as held for sale.

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
($ in Millions)

	Nine Months Ended September 30,
	2020	2019
Operating activities
Net (loss) income from continuing operations	$(190)	$20
Adjustments to reconcile net (loss) income to net cash provided by operating activities from continuing operations:
Depreciation and amortization of property and equipment	59	58
Amortization of intangible assets	29	33
Amortization of debt discount and financing costs	9	9
Adjustments to derivative instruments	—	21
Fees to Manager - related party	16	23
Deferred taxes	149	17
Other non-cash expense, net	10	5
Changes in other assets and liabilities, net of acquisitions:
Accounts receivable	25	4
Inventories	5	—
Prepaid expenses and other current assets	(1)	(6)
Accounts payable and accrued expenses	(9)	(7)
Income taxes payable	—	45
Other, net	12	(2)
Net cash provided by operating activities from continuing operations	114	220
Investing activities
Acquisitions of businesses and investments, net of cash, cash equivalents and restricted cash acquired	(13)	—
Purchases of property and equipment	(40)	(61)
Loan to project developer	—	(1)
Loan repayment from project developer	—	16
Net cash used in investing activities from continuing operations	(53)	(46)
Financing activities
Proceeds from long-term debt	874	—
Payment of long-term debt	(733)	(358)
Dividends paid to common stockholders	(87)	(258)
Debt financing costs paid	—	(1)
Net cash provided by (used in) financing activities from continuing operations	54	(617)
Net change in cash, cash equivalents and restricted cash from continuing operations	115	(443)

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS – (continued)
(Unaudited)
($ in Millions)

	Nine Months Ended September 30,
	2020	2019
Cash flows provided by (used in) discontinued operations:
Net cash provided by operating activities	$168	$139
Net cash (used in) provided by investing activities	(150)	125
Net cash provided by financing activities	—	24
Net cash provided by discontinued operations	18	288
Net change in cash, cash equivalents and restricted cash	133	(155)
Cash, cash equivalents and restricted cash, beginning of period	358	629
Cash, cash equivalents and restricted cash, end of period	$491	$474
Supplemental disclosures of cash flow information:
Non-cash investing and financing activities:
Accrued purchases of property and equipment from continuing operations	$3	$9
Accrued purchases of property and equipment from discontinued operations	12	11
Leased assets obtained in exchange for new operating lease liabilities from continuing operations	9	13
Leased assets obtained in exchange for new operating lease liabilities from discontinued operations	1	—
Taxes paid, net, from continuing operations	1	3
Taxes paid, net, from discontinued operations	4	6
Interest paid, net, from continuing operations	55	71
Interest paid, net, from discontinued operations	24	32

The following table provides a reconciliation of cash, cash equivalents and restricted cash from both continuing and discontinued operations reported within the consolidated condensed balance sheets that is presented in the consolidated condensed statements of cash flows:

	As of September 30,
	2020	2019
Cash and cash equivalents	$429	$356
Restricted cash	14	1
Cash, cash equivalents and restricted cash included in assets held for sale(1)	48	117
Total of cash, cash equivalents and restricted cash shown in the consolidated statement of cash flows	$491	$474
___________
(1)Represents cash, cash equivalents and restricted cash related to businesses classified as held for sale. See Note 4, “Discontinued Operations and Dispositions”, in our Notes to Consolidated Condensed Financial Statements in Part I of Form 10-Q for the quarter ended September 30, 2020, for further discussion.

MACQUARIE INFRASTRUCTURE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS – MD&A

	Quarter Ended September 30,		Change Favorable/(Unfavorable)		Nine Months Ended September 30,		Change Favorable/(Unfavorable)
	2020	2019	$	%	2020	2019	$	%
	($ In Millions, Except Share and Per Share Data) (Unaudited)
Revenue
Service revenue	$163	$229	(66)	(29)	$491	$722	(231)	(32)
Product revenue	39	58	(19)	(33)	136	183	(47)	(26)
Total revenue	202	287	(85)	(30)	627	905	(278)	(31)
Costs and expenses
Cost of services	54	104	50	48	178	335	157	47
Cost of product sales	25	43	18	42	85	128	43	34
Selling, general and administrative	69	72	3	4	229	219	(10)	(5)
Fees to Manager - related party	5	8	3	38	16	23	7	30
Depreciation and amortization	28	31	3	10	88	91	3	3
Total operating expenses	181	258	77	30	596	796	200	25
Operating income	21	29	(8)	(28)	31	109	(78)	(72)
Other income (expense)
Interest income	—	1	(1)	(100)	—	5	(5)	(100)
Interest expense(1)	(19)	(25)	6	24	(69)	(85)	16	19
Other (expense) income, net	(1)	—	(1)	NM	(1)	2	(3)	(150)
Net income (loss) from continuing operations before income taxes	1	5	(4)	(80)	(39)	31	(70)	NM
Provision for income taxes	(159)	(3)	(156)	NM	(151)	(11)	(140)	NM
Net (loss) income from continuing operations	(158)	2	(160)	NM	(190)	20	(210)	NM
Discontinued Operations
Net (loss) income from discontinued operations before income taxes	(731)	95	(826)	NM	(684)	173	(857)	NM
Provision for income taxes	(4)	(36)	32	89	(16)	(54)	38	70
Net (loss) income from discontinued operations	(735)	59	(794)	NM	(700)	119	(819)	NM
Net (loss) income	(893)	61	(954)	NM	(890)	139	(1,029)	NM

Net (loss) income from continuing operations	(158)	2	(160)	NM	(190)	20	(210)	NM
Net (loss) income from continuing operations attributable to MIC	(158)	2	(160)	NM	(190)	20	(210)	NM
Net (loss) income from discontinued operations	(735)	59	(794)	NM	(700)	119	(819)	NM
Less: net loss attributable to noncontrolling interests	—	—	—	—	—	(3)	(3)	(100)
Net (loss) income from discontinued operations attributable to MIC	(735)	59	(794)	NM	(700)	122	(822)	NM
Net (loss) income attributable to MIC	$(893)	$61	(954)	NM	$(890)	$142	(1,032)	NM
Basic (loss) income per share from continuing operations attributable to MIC	$(1.82)	$0.03	(1.85)	NM	$(2.19)	$0.24	(2.43)	NM
Basic (loss) income per share from discontinued operations attributable to MIC	(8.44)	0.68	(9.12)	NM	(8.05)	1.42	(9.47)	NM
Basic (loss) income per share attributable to MIC	$(10.26)	$0.71	(10.97)	NM	$(10.24)	$1.66	(11.90)	NM
Weighted average number of shares outstanding: basic	87,030,751	86,276,237	754,514	1	86,864,951	86,075,394	789,557	1
___________
NM — Not meaningful
(1)Interest expense includes non-cash losses on derivative instruments of an insignificant amount for the quarter ended September 30, 2020 and $4 million for the nine months ended September 30, 2020, compared with non-cash losses of $1 million and $8 million for the quarter and nine months ended September 30, 2019, respectively.

MACQUARIE INFRASTRUCTURE CORPORATION

RECONCILIATION OF CONSOLIDATED NET (LOSS) INCOME TO EBITDA EXCLUDING
NON-CASH ITEMS AND A RECONCILIATION FROM CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Quarter Ended September 30,		Change Favorable/(Unfavorable)		Nine Months Ended September 30,		Change Favorable/(Unfavorable)
	2020	2019	$	%	2020	2019	$	%
	($ In Millions) (Unaudited)
Net (loss) income from continuing operations	$(158)	$2			$(190)	$20
Interest expense, net(1)	19	24			69	80
Provision for income taxes	159	3			151	11
Depreciation and amortization	28	31			88	91
Fees to Manager - related party	5	8			16	23
Other non-cash expense, net(2)	4	3			4	12
EBITDA excluding non-cash items - continuing operations	$57	$71	(14)	(20)	$138	$237	(99)	(42)

EBITDA excluding non-cash items - continuing operations	$57	$71			$138	$237
Interest expense, net(1)	(19)	(24)			(69)	(80)
Non-cash interest expense, net(1)	3	6			14	23
(Provision) benefit for current income taxes	(3)	3			(2)	6
Changes in working capital(3)	6	45			33	34
Cash provided by operating activities - continuing operations	44	101			114	220
Changes in working capital(3)	(6)	(45)			(33)	(34)
Maintenance capital expenditures	(3)	(4)			(12)	(13)
Free cash flow - continuing operations	$35	$52	(17)	(33)	$69	$173	(104)	(60)
_____________
(1)Interest expense, net, includes adjustments to derivative instruments, non-cash amortization of deferred financing fees and non-cash amortization of debt discount related to the 2.00% Convertible Senior Notes due October 2023.
(2)Other non-cash expense, net, includes pension expense, non-cash mark to market adjustment of the value of the commodity hedge contracts, non-cash compensation expense incurred in relation to the incentive plans for senior management of our operating businesses, and non-cash gains (losses) related to the write-off or disposal of assets or liabilities. Pension expense consists primarily of interest cost, expected return on plan assets and amortization of actuarial and performance gains and losses. Other non-cash expense, net, excludes the adjustment to bad debt expense related to the specific reserve component, net of recoveries, for which this adjustment is reported in working capital in the above table. See “Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) excluding non-cash items and Free Cash Flow” above for further discussion.
(3)For the quarter and nine months ended September 30, 2019, the change in working capital includes the current federal income tax liability of $42 million related to the gain on sale of the renewable businesses reported in the results from discontinued operations.

MACQUARIE INFRASTRUCTURE CORPORATION

RECONCILIATION OF SEGMENT NET INCOME (LOSS) TO EBITDA
EXCLUDING NON-CASH ITEMS AND A RECONCILIATION FROM CASH PROVIDED
BY (USED IN) OPERATING ACTIVITIES TO FREE CASH FLOW
Atlantic Aviation

	Quarter Ended September 30,		Change Favorable/(Unfavorable)		Nine Months Ended September 30,		Change Favorable/(Unfavorable)
	2020	2019			2020	2019
	$	$	$	%	$	$	$	%
	($ In Millions) (Unaudited)
Revenue	163	230	(67)	(29)	491	724	(233)	(32)
Cost of services (exclusive of depreciation and amortization shown separately below)	54	104	50	48	178	335	157	47
Gross margin	109	126	(17)	(13)	313	389	(76)	(20)
Selling, general and administrative expenses	55	62	7	11	178	185	7	4
Depreciation and amortization	24	27	3	11	76	79	3	4
Operating income	30	37	(7)	(19)	59	125	(66)	(53)
Interest expense, net(1)	(11)	(18)	7	39	(44)	(59)	15	25
Provision for income taxes	(6)	(5)	(1)	(20)	(5)	(18)	13	72
Net income	13	14	(1)	(7)	10	48	(38)	(79)
Reconciliation of net income to EBITDA excluding non-cash items and a reconciliation of cash provided by operating activities to Free Cash Flow:
Net income	13	14			10	48
Interest expense, net(1)	11	18			44	59
Provision for income taxes	6	5			5	18
Depreciation and amortization	24	27			76	79
Other non-cash expense, net(2)	—	—			2	1
EBITDA excluding non-cash items	54	64	(10)	(16)	137	205	(68)	(33)
EBITDA excluding non-cash items	54	64			137	205
Interest expense, net(1)	(11)	(18)			(44)	(59)
Non-cash interest expense, net(1)	1	3			8	15
Provision for current income taxes	(3)	(4)			(3)	(14)
Changes in working capital	6	4			31	6
Cash provided by operating activities	47	49			129	153
Changes in working capital	(6)	(4)			(31)	(6)
Maintenance capital expenditures	(2)	(3)			(7)	(8)
Free cash flow	39	42	(3)	(7)	91	139	(48)	(35)
_____________
(1)Interest expense, net, includes non-cash adjustments to derivative instruments and non-cash amortization of deferred financing fees.
(2)Other non-cash expense, net, includes primarily non-cash compensation expense incurred in relation to incentive plans and non-cash gains (losses) related to the write-off or disposal of assets or liabilities. Other non-cash expense, net, excludes the adjustment to bad debt expense related to the specific reserve component, net of recoveries, for which this adjustment is reported in working capital in the above table. See “Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) excluding non-cash items and Free Cash Flow” above for further discussion.

MIC Hawaii

	Quarter Ended September 30,		Change Favorable/(Unfavorable)		Nine Months Ended September 30,		Change Favorable/(Unfavorable)
	2020	2019			2020	2019
	$	$	$	%	$	$	$	%
	($ In Millions) (Unaudited)
Revenue	39	58	(19)	(33)	136	183	(47)	(26)
Cost of product sales (exclusive of depreciation and amortization shown separately below)	25	43	18	42	85	128	43	34
Gross margin	14	15	(1)	(7)	51	55	(4)	(7)
Selling, general and administrative expenses	6	6	—	—	18	17	(1)	(6)
Depreciation and amortization	4	4	—	—	12	12	—	—
Operating income	4	5	(1)	(20)	21	26	(5)	(19)
Interest expense, net(1)	(2)	(3)	1	33	(7)	(8)	1	13
Other expense, net	(1)	—	(1)	NM	(1)	(2)	1	50
Provision for income taxes	—	(1)	1	100	(4)	(5)	1	20
Net income	1	1	—	—	9	11	(2)	(18)
Reconciliation of net income to EBITDA excluding non-cash items and a reconciliation of cash provided by operating activities to Free Cash Flow:
Net income	1	1			9	11
Interest expense, net(1)	2	3			7	8
Provision for income taxes	—	1			4	5
Depreciation and amortization	4	4			12	12
Other non-cash expense (income), net(2)	—	3			(3)	10
EBITDA excluding non-cash items	7	12	(5)	(42)	29	46	(17)	(37)
EBITDA excluding non-cash items	7	12			29	46
Interest expense, net(1)	(2)	(3)			(7)	(8)
Non-cash interest expense, net(1)	—	1			1	2
Provision for current income taxes	—	(1)			(3)	(4)
Changes in working capital	—	2			4	3
Cash provided by operating activities	5	11			24	39
Changes in working capital	—	(2)			(4)	(3)
Maintenance capital expenditures	(1)	(1)			(5)	(5)
Free cash flow	4	8	(4)	(50)	15	31	(16)	(52)
_____________

NM — Not meaningful
(1)Interest expense, net, includes non-cash adjustments to derivative instruments related to interest rate swaps and non-cash amortization of deferred financing fees.
(2)Other non-cash expense (income), net, includes primarily non-cash mark-to-market adjustment of the value of the commodity hedge contracts, pension expense, non-cash compensation expense incurred in relation to incentive plans, and non-cash gains (losses) related to the write-off or disposal of assets or liabilities. Pension expense consists primarily of interest cost, expected return on plan assets and amortization of actuarial and performance gains and losses. Other non-cash expense (income), net, excludes the adjustment to bad debt expense related to the specific reserve component, net of recoveries, for which this adjustment is reported in working capital in the above table. See “Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) excluding non-cash items and Free Cash Flow” above for further discussion.

Corporate and Other

	Quarter Ended September 30,		Change Favorable/(Unfavorable)		Nine Months Ended September 30,		Change Favorable/(Unfavorable)
	2020	2019			2020	2019
	$	$	$	%	$	$	$	%
	($ In Millions) (Unaudited)
Selling, general and administrative expenses	8	5	(3)	(60)	33	19	(14)	(74)
Fees to Manager-related party	5	8	3	38	16	23	7	30
Operating loss	(13)	(13)	—	—	(49)	(42)	(7)	(17)
Interest expense, net(1)	(6)	(3)	(3)	(100)	(18)	(13)	(5)	(38)
Other income, net	—	—	—	—	—	4	(4)	(100)
(Provision) benefit for income taxes	(153)	3	(156)	NM	(142)	12	(154)	NM
Net loss	(172)	(13)	(159)	NM	(209)	(39)	(170)	NM
Reconciliation of net loss to EBITDA excluding non-cash items and a reconciliation of cash (used in) provided by operating activities to Free Cash Flow:
Net loss	(172)	(13)			(209)	(39)
Interest expense, net(1)	6	3			18	13
Provision (benefit) for income taxes	153	(3)			142	(12)
Fees to Manager-related party	5	8			16	23
Other non-cash expense, net(2)	4	—			5	1
EBITDA excluding non-cash items	(4)	(5)	1	20	(28)	(14)	(14)	(100)
EBITDA excluding non-cash items	(4)	(5)			(28)	(14)
Interest expense, net(1)	(6)	(3)			(18)	(13)
Non-cash interest expense, net(1)	2	2			5	6
Benefit for current income taxes	—	8			4	24
Changes in working capital(3)	—	39			(2)	25
Cash (used in) provided by operating activities	(8)	41			(39)	28
Changes in working capital(3)	—	(39)			2	(25)
Free cash flow	(8)	2	(10)	NM	(37)	3	(40)	NM
_____________
NM — Not meaningful
(1)Interest expense, net, included non-cash amortization of deferred financing fees and non-cash amortization of debt discount related to the 2.00% Convertible Senior Notes due October 2023.
(2)Other non-cash expense, net, includes primarily non-cash adjustments related to non-cash compensation expense incurred in relation to incentive plans and non-cash gains (losses) related to the write-off or disposal of assets or liabilities. See “Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) excluding non-cash items and Free Cash Flow” above for further discussion.
(3)For the quarter and nine months ended September 30, 2019, the change in working capital includes the current federal income tax liability of $42 million related to the gain on sale of the renewable businesses reported in the results from discontinued operations.

MACQUARIE INFRASTRUCTURE CORPORATION

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA EXCLUDING
NON-CASH ITEMS AND A RECONCILIATION FROM CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES TO FREE CASH FLOW

	For the Quarter Ended September 30, 2020
	Atlantic Aviation	MIC Hawaii	Corporate and Other	Total Continuing Operations	Discontinued Operations	Total
	($ in Millions) (Unaudited)
Net income (loss)	13	1	(172)	(158)	(735)	(893)
Interest expense, net(1)	11	2	6	19	9	28
Provision for income taxes	6	—	153	159	4	163
Impairment(2)	—	—	—	—	750	750
Depreciation and amortization	24	4	—	28	34	62
Fees to Manager-related party	—	—	5	5	—	5
Other non-cash expense, net(3)	—	—	4	4	5	9
EBITDA excluding non-cash items	54	7	(4)	57	67	124
EBITDA excluding non-cash items	54	7	(4)	57	67	124
Interest expense, net(1)	(11)	(2)	(6)	(19)	(9)	(28)
Non-cash interest expense (income), net(1)	1	—	2	3	(1)	2
(Provision) benefit for current income taxes	(3)	—	—	(3)	1	(2)
Changes in working capital	6	—	—	6	8	14
Cash provided by (used in) operating activities	47	5	(8)	44	66	110
Changes in working capital	(6)	—	—	(6)	(8)	(14)
Maintenance capital expenditures	(2)	(1)	—	(3)	(12)	(15)
Free Cash Flow	39	4	(8)	35	46	81

	For the Quarter Ended September 30, 2019
	Atlantic Aviation	MIC Hawaii	Corporate and Other	Total Continuing Operations	Discontinued Operations	Total
	($ in Millions) (Unaudited)
Net income (loss)	14	1	(13)	2	59	61
Interest expense, net(1)	18	3	3	24	11	35
Provision (benefit) for income taxes	5	1	(3)	3	36	39
Depreciation and amortization	27	4	—	31	32	63
Fees to Manager-related party	—	—	8	8	—	8
Other non-cash expense (income), net(3)	—	3	—	3	(77)	(74)
EBITDA excluding non-cash items	64	12	(5)	71	61	132
EBITDA excluding non-cash items	64	12	(5)	71	61	132
Interest expense, net(1)	(18)	(3)	(3)	(24)	(11)	(35)
Non-cash interest expense, net(1)	3	1	2	6	1	7
(Provision) benefit for current income taxes	(4)	(1)	8	3	(59)	(56)
Changes in working capital(4)	4	2	39	45	17	62
Cash provided by operating activities	49	11	41	101	9	110
Changes in working capital(4)	(4)	(2)	(39)	(45)	(17)	(62)
Maintenance capital expenditures	(3)	(1)	—	(4)	(14)	(18)
Free Cash Flow	42	8	2	52	(22)	30

	For the Nine Months Ended September 30, 2020
	Atlantic Aviation	MIC Hawaii	Corporate and Other	Total Continuing Operations	Discontinued Operations	Total
	($ in Millions) (Unaudited)
Net income (loss)	10	9	(209)	(190)	(700)	(890)
Interest expense, net(1)	44	7	18	69	34	103
Provision for income taxes	5	4	142	151	16	167
Impairment(2)	—	—	—	—	750	750
Depreciation and amortization	76	12	—	88	102	190
Fees to Manager-related party	—	—	16	16	—	16
Other non-cash expense (income), net(3)	2	(3)	5	4	10	14
EBITDA excluding non-cash items	137	29	(28)	138	212	350
EBITDA excluding non-cash items	137	29	(28)	138	212	350
Interest expense, net(1)	(44)	(7)	(18)	(69)	(34)	(103)
Non-cash interest expense, net(1)	8	1	5	14	4	18
(Provision) benefit for current income taxes	(3)	(3)	4	(2)	(2)	(4)
Changes in working capital	31	4	(2)	33	(12)	21
Cash provided by (used in) operating activities	129	24	(39)	114	168	282
Changes in working capital	(31)	(4)	2	(33)	12	(21)
Maintenance capital expenditures	(7)	(5)	—	(12)	(31)	(43)
Free Cash Flow	91	15	(37)	69	149	218

	For the Nine Months Ended September 30, 2019
	Atlantic Aviation	MIC Hawaii	Corporate and Other	Total Continuing Operations	Discontinued Operations	Total
	($ in Millions) (Unaudited)
Net income (loss)	48	11	(39)	20	119	139
Interest expense, net(1)	59	8	13	80	51	131
Provision (benefit) for income taxes	18	5	(12)	11	54	65
Depreciation and amortization	79	12	—	91	98	189
Fees to Manager-related party	—	—	23	23	—	23
Other non-cash expense (income), net(3)	1	10	1	12	(71)	(59)
EBITDA excluding non-cash items	205	46	(14)	237	251	488
EBITDA excluding non-cash items	205	46	(14)	237	251	488
Interest expense, net(1)	(59)	(8)	(13)	(80)	(51)	(131)
Non-cash interest expense, net(1)	15	2	6	23	13	36
(Provision) benefit for current income taxes	(14)	(4)	24	6	(71)	(65)
Changes in working capital(4)	6	3	25	34	(3)	31
Cash provided by operating activities	153	39	28	220	139	359
Changes in working capital(4)	(6)	(3)	(25)	(34)	3	(31)
Maintenance capital expenditures	(8)	(5)	—	(13)	(28)	(41)
Free Cash Flow	139	31	3	173	114	287
______________
(1)Interest expense, net, includes non-cash adjustments to derivative instruments, non-cash amortization of deferred financing fees and non-cash amortization of debt discount related to the 2.00% Convertible Senior Notes due October 2023.
(2)As part of classifying IMTT as held for sale, the Company recognized an impairment of the IMTT disposal group of $750 million, which includes a goodwill impairment of $725 million reported in discontinued operations for the quarter ended September 30, 2020.
(3)Other non-cash expense (income), net, includes pension expense, non-cash mark-to-market adjustment of the value of the commodity hedge contracts, non-cash compensation expense incurred in relation to the incentive plans for senior management of our operating businesses, and non-cash gains (losses) related to the write-off or disposal of assets or liabilities. Pension expense consists primarily of interest cost, expected return on plan assets, and amortization of actuarial and performance gains and losses. Other non-cash expense, net, excludes the adjustment to bad debt expense related to the specific reserve component, net of recoveries, for which this adjustment is reported in working capital in the above table. See “Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) excluding non-cash items and Free Cash Flow” above for further discussion.
(4)For the quarter and nine months ended September 30, 2019, the change in working capital includes the current federal income tax liability of $42 million related to the gain on sale of the renewable businesses reported in the results from discontinued operations.